SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                                CABOT CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                    127055101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                NOVEMBER 4, 2005
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 7,413,700 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 7,413,700 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,413,700 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.95%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                                              Page 3 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 7,413,700 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 7,413,700 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,413,700 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.95%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 4 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 309,400 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 309,400 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         309,400 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                                              Page 5 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 309,400 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 309,400 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         309,400 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 6 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 7,723,100 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 7,723,100 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,723,100 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.45%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 7,413,700 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 309,400 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                                              Page 7 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John H. Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            7,723,100 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 7,723,100 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,723,100 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.45%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                              Page 8 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            7,723,100 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 7,723,100 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,723,100 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.45%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                              Page 9 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            7,723,100 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 7,723,100 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,723,100 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.45%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                             Page 10 of 24 pages

         This Amendment No. 4 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 29, 2005 and as amended on September 14, 2005, September 26, 2005 and October 20, 2005. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                        SOURCE OF FUNDS                   AMOUNT OF FUNDS
---------------------       ---------------------------       ---------------
SPO                         Contributions from Partners          $238,423,940
SPO Advisory Partners       Not Applicable                     Not Applicable
SFP                         Contributions from Partners           $10,038,218
SF Advisory Partners        Not Applicable                     Not Applicable
SPO Advisory Corp.          Not Applicable                     Not Applicable
JHS                         Not Applicable                     Not Applicable
WEO                         Not Applicable                     Not Applicable
WJP                         Not Applicable                     Not Applicable

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated in its entirety as follows:

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 62,030,447 total outstanding shares of Common Stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on August 9, 2005.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 7,413,700 Shares, which constitutes approximately 11.95% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,413,700 Shares, which constitutes approximately 11.95% of the outstanding Shares.

                                                             Page 11 of 24 pages

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 309,400 Shares, which constitutes approximately
0.5% of the outstanding Shares.

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 309,400 Shares, which constitutes approximately 0.5% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,723,100
Shares in the aggregate, which constitutes approximately 12.45% of the outstanding Shares.

         JHS

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,723,100 Shares, which constitutes approximately 12.45% of the outstanding Shares.

         WEO

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,723,100 Shares, which constitutes approximately 12.45% of the outstanding Shares.

         WJP

         Because of his position as a control person of SPO Advisory Corp., WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,723,100 Shares, which constitutes approximately 12.45% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 7,413,700 Shares.

                                                             Page 12 of 24 pages

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 7,413,700
Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 309,400 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 309,400 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 7,723,100 Shares in the aggregate.

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 7,723,100 Shares held by SPO and SFP in the aggregate.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 7,723,100 Shares held by SPO and SFP in the aggregate.

         WJP

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 7,723,100 Shares held by SPO and SFP in the aggregate.

         (c) Since the most recent filing on Schedule 13D, the Reporting Persons purchased Shares in open market transactions as set forth on Schedule I attached hereto.

                                                             Page 13 of 24 pages


         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:   Agreement pursuant to Rule 13d-1(k)

                                                             Page 14 of 24 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated November 8, 2005                   By:       /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)

                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been previously
                                           filed with the Securities and
                                           Exchange Commission.

                                                             Page 15 of 24 pages

                                               SCHEDULE I TO SCHEDULE 13D


                                     DATE OF                                    PRICE PER      WHERE/HOW TRANSACTION
    REPORTING PERSON               TRANSACTION     TYPE    NUMBER OF SHARES     SHARE ($)            EFFECTED
----------------------------       -----------     ----    ----------------     ---------      ----------------------

SPO Partners II, L.P.              10/21/05        Buy              100         31.49         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy              100         31.52         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy              200         31.53         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,600         31.54         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,600         31.55         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy              600         31.56         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy              800         31.57         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,400         31.58         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            3,200         31.59         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            2,200         31.60         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,800         31.61         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,500         31.62         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,300         31.63         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,200         31.64         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,400         31.65         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,700         31.66         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy              900         31.67         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            3,400         31.68         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,200         31.69         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            2,100         31.70         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,400         31.71         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            2,100         31.72         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            3,200         31.73         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,600         31.74         Open Market/Broker

                                                             Page 16 of 24 pages

                                               SCHEDULE I TO SCHEDULE 13D


                                     DATE OF                                    PRICE PER      WHERE/HOW TRANSACTION
    REPORTING PERSON               TRANSACTION     TYPE    NUMBER OF SHARES     SHARE ($)            EFFECTED
----------------------------       -----------     ----    ----------------     ---------      ----------------------

SPO Partners II, L.P.              10/21/05        Buy            2,100         31.75         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy              800         31.76         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,300         31.77         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy              100         31.78         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy            1,100         31.79         Open Market/Broker

SPO Partners II, L.P.              10/21/05        Buy              100         31.80         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              100         31.63         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              400         31.66         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              300         31.67         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              100         31.68         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              200         31.69         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              900         31.70         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              900         31.71         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              700         31.72         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy            2,200         31.73         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              200         31.74         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              400         31.75         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              400         31.76         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              400         31.77         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              600         31.79         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              300         31.82         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              200         31.84         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              400         31.85         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              800         31.86         Open Market/Broker

                                                             Page 17 of 24 pages

                                               SCHEDULE I TO SCHEDULE 13D


                                     DATE OF                                    PRICE PER      WHERE/HOW TRANSACTION
    REPORTING PERSON               TRANSACTION     TYPE    NUMBER OF SHARES     SHARE ($)            EFFECTED
----------------------------       -----------     ----    ----------------     ---------      ----------------------

SPO Partners II, L.P.              10/25/05        Buy              400         31.87         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              100         31.88         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              200         31.89         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy          100,300         31.90         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              500         31.92         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              100         31.93         Open Market/Broker

SPO Partners II, L.P.              10/25/05        Buy              200         31.96         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy              500         32.47         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy            1,300         32.48         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy            3,300         32.49         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy            8,600         32.50         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy              100         32.60         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy            2,700         32.61         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy            5,300         32.62         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy              100         32.65         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy            1,200         32.66         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy              300         32.67         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy            2,000         32.69         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy           38,200         32.70         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy            1,400         32.71         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy            3,200         32.72         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy            8,600         32.73         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy            7,300         32.74         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy            8,200         32.75         Open Market/Broker

                                                             Page 18 of 24 pages

                                               SCHEDULE I TO SCHEDULE 13D


                                     DATE OF                                    PRICE PER      WHERE/HOW TRANSACTION
    REPORTING PERSON               TRANSACTION     TYPE    NUMBER OF SHARES     SHARE ($)            EFFECTED
----------------------------       -----------     ----    ----------------     ---------      ----------------------

SPO Partners II, L.P.              10/26/05        Buy              100         32.76         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy              100         32.78         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy              200         32.79         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy              100         32.81         Open Market/Broker

SPO Partners II, L.P.              10/26/05        Buy              400         32.83         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy              600         32.30         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy              400         32.31         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy              500         32.32         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,300         32.33         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,100         32.34         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy              600         32.35         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy              400         32.36         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy              600         32.38         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,100         32.39         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy              600         32.40         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy              200         32.41         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,200         32.42         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,100         32.43         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,500         32.44         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,600         32.45         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            3,100         32.46         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,700         32.47         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            3,200         32.48         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,700         32.49         Open Market/Broker

                                                             Page 19 of 24 pages

                                               SCHEDULE I TO SCHEDULE 13D


                                     DATE OF                                    PRICE PER      WHERE/HOW TRANSACTION
    REPORTING PERSON               TRANSACTION     TYPE    NUMBER OF SHARES     SHARE ($)            EFFECTED
----------------------------       -----------     ----    ----------------     ---------      ----------------------

SPO Partners II, L.P.              10/27/05        Buy            1,900         32.50         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,200         32.51         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,500         32.52         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,200         32.53         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            1,700         32.54         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy            2,500         32.55         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy              700         32.56         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy              300         32.57         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy              700         32.58         Open Market/Broker

SPO Partners II, L.P.              10/27/05        Buy              300         32.59         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,300         30.50         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,600         30.65         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,400         30.80         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,500         30.87         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              800         30.90         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              200         30.93         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,200         30.94         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              600         30.95         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              400         30.98         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,100         30.99         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy           13,500         31.00         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            7,400         31.01         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            5,300         31.02         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            2,100         31.03         Open Market/Broker

                                                             Page 20 of 24 pages

                                               SCHEDULE I TO SCHEDULE 13D


                                     DATE OF                                    PRICE PER      WHERE/HOW TRANSACTION
    REPORTING PERSON               TRANSACTION     TYPE    NUMBER OF SHARES     SHARE ($)            EFFECTED
----------------------------       -----------     ----    ----------------     ---------      ----------------------

SPO Partners II, L.P.              11/4/05         Buy            8,000         31.04         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            3,700         31.05         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy           15,300         31.06         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            6,600         31.07         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            5,000         31.08         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            4,900         31.09         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy           30,400         31.10         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            4,600         31.11         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            4,900         31.12         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              100         31.13         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,100         31.14         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy          251,900         31.15         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            9,900         31.16         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            3,700         31.17         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            4,900         31.18         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            4,200         31.19         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            5,800         31.20         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            2,300         31.21         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            2,000         31.22         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              900         31.23         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            2,700         31.24         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            3,800         31.25         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            3,400         31.26         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            4,100         31.27         Open Market/Broker

                                                             Page 21 of 24 pages

                                               SCHEDULE I TO SCHEDULE 13D


                                     DATE OF                                    PRICE PER      WHERE/HOW TRANSACTION
    REPORTING PERSON               TRANSACTION     TYPE    NUMBER OF SHARES     SHARE ($)            EFFECTED
----------------------------       -----------     ----    ----------------     ---------      ----------------------

SPO Partners II, L.P.              11/4/05         Buy            1,300         31.28         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,800         31.29         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            2,600         31.30         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,300         31.31         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            2,000         31.32         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              400         31.34         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              600         31.35         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,200         31.36         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,500         31.37         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              400         31.38         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            2,900         31.40         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,400         31.41         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              600         31.42         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              600         31.43         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              300         31.44         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            1,100         31.45         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              300         31.46         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            3,200         31.47         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy              600         31.48         Open Market/Broker

SPO Partners II, L.P.              11/4/05         Buy            3,300         31.50         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy              200         30.95         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            1,300         30.96         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy              400         30.97         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy              300         30.98         Open Market/Broker

                                                             Page 22 of 24 pages

                                               SCHEDULE I TO SCHEDULE 13D


                                     DATE OF                                    PRICE PER      WHERE/HOW TRANSACTION
    REPORTING PERSON               TRANSACTION     TYPE    NUMBER OF SHARES     SHARE ($)            EFFECTED
----------------------------       -----------     ----    ----------------     ---------      ----------------------

SPO Partners II, L.P.              11/7/05         Buy            4,400         30.99         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy          267,100         31.00         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy           14,800         31.01         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            6,800         31.02         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            7,800         31.03         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            6,400         31.04         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            7,100         31.05         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            4,900         31.06         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy              500         31.07         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            2,000         31.08         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            1,000         31.09         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy           33,300         31.10         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy           10,300         31.11         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            3,500         31.12         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            3,800         31.13         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            5,600         31.14         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy           33,600         31.15         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy           10,200         31.16         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            7,700         31.17         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            4,300         31.18         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            3,900         31.19         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy           13,200         31.20         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            1,800         31.21         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            3,100         31.22         Open Market/Broker

                                                             Page 23 of 24 pages

                                               SCHEDULE I TO SCHEDULE 13D


                                     DATE OF                                    PRICE PER      WHERE/HOW TRANSACTION
    REPORTING PERSON               TRANSACTION     TYPE    NUMBER OF SHARES     SHARE ($)            EFFECTED
----------------------------       -----------     ----    ----------------     ---------      ----------------------

SPO Partners II, L.P.              11/7/05         Buy            2,400         31.23         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy              700         31.24         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            1,900         31.25         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            1,000         31.26         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy              200         31.27         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            3,000         31.30         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy            1,300         31.31         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy              400         31.36         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy              100         31.43         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy              700         31.44         Open Market/Broker

SPO Partners II, L.P.              11/7/05         Buy              500         31.48         Open Market/Broker

                                                             Page 24 of 24 pages

                                  EXHIBIT INDEX

EXHIBIT     DOCUMENT DESCRIPTION                      PAGE NO.
-------     ------------------------------------      --------
A           Agreement Pursuant to Rule 13d-1(k)       1